** MSC 2007-TOP25 **  $1.55Bn Fixed Rate CMBS     *** PRICING DETAILS
***

Co-Lead Bookrunners: Morgan Stanley, Bear Stearns
Rating Agencies: Moody's, Fitch, DBRS

Structure:
 CL  SIZE($MM) MDYS/FITCH/DBRS  A/L   YIELD  COUPON  PX LEV    PRICE
CUSIP
 A1    65.0    Aaa/AAA/AAA      3.57  5.3200  5.391  S+13   100.24806
61751XAA8
 A2    77.7    Aaa/AAA/AAA      6.76  5.4409  5.507  S+23   100.54868
61751XAC4
 AAB   62.3    Aaa/AAA/AAA      7.37  5.4501  5.508  S+23   100.54882
61751XAD2
 A3   784.4    Aaa/AAA/AAA      9.79  5.4810  5.514  S+22   100.54851
61751XAE0
 A1A  145.4    Aaa/AAA/AAA       *** NOT OFFERED ***
 AM   155.5    Aaa/AAA/AAA      9.90  5.5129  5.544  S+25   100.54348
61751XAF7
 AJ   110.8    Aaa/AAA/AAA      9.95  5.5438  5.574  S+28   100.54265
61751XAG5
*B     27.2    Aa2/AA/AA        9.95  5.5838  5.614  S+32   100.54707
61751XAH3
*C     11.7    Aa3/AA-/AA(l)    9.95  5.6238  5.653  S+36   100.54392
61751XAJ9
*D     25.3    A2/A/A           9.95  5.6738  5.703  S+41   100.54820
61751XAK6
*E     11.7    A3/A-/A(l)       9.95  5.7138  5.667  S+45   100.54755
61751XAL4
*F     13.6    Baa1/BBB+/BBB(h) 9.95  5.8638  5.788  S+60   100.34712
61751XAM2
*G     13.6    Baa2/BBB/BBB     9.95  5.9438  5.789  S+68    99.75810
61751XAN0
*H     11.7    Baa3/BBB-/BBB(l) 9.95  6.1638  5.789  S+90    98.16050
61751XAP5
*X  1,554.5**  Aaa/AAA/AAA      9.15  5.9272  0.265  T+115    2.36870
61751XAX8

 *   Subject to rule 144A
 **  Notional Amount

Details:
 - The Coupon for Classes E, F, G, H and X are Initial Only
 - Settlement:  1/30/2007
 - First Payment Date: 2/12/2007
 - Rated Final Distribution Date: November 2049

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus; you request it by calling toll free 1-866-718-1649 or by email at prospectus@morganstanley.com.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1) these materials not constituting an offer (or a solicitation of an offer),

(2) no representation that these materials are accurate or complete and may not be updated, or

(3) these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.
--------------------------------------------------------------------------------

This is not an offer (or solicitation of an offer) to buy/sell the securities/instruments mentioned or an official confirmation. Morgan Stanley may deal as principal in or own or act as market maker for securities/instruments mentioned or may advise the issuers. This is not research and is not from MS
Research but it may refer to a research analyst/research report. Unless indicated, these views are the author's and may differ from those of Morgan
Stanley research or others in the Firm. We do not represent this is accurate or complete and we may not update this. Past performance is not indicative of future returns. For additional information, research reports and important disclosures, contact me or see https://secure.ms.com/servlet/cls. You should not use e-mail to request, authorize or effect the purchase or sale of any security or instrument, to send transfer instructions, or to effect any other transactions. We cannot guarantee that any such requests received via e-mail will be processed in a timely manner. This communication is solely for the addressee(s) and may contain confidential information. We do not waive confidentiality by mistransmission. Contact me if you do not wish to receive these communications. In the UK, this communication is directed in the UK to those persons who are market counterparties or intermediate customers (as defined in the UK Financial Services Authority's rules).